Exhibit 99

Press Release

Hallador Announces the Passing of Victor P. Stabio, Board Chairman

DENVER, March 9, 2018 - Nasdaq: HNRG – We regret to announce the passing of Victor P. Stabio, age 70, Wednesday night, March 7.  Vic served as our CEO from 1991 through 2014 and more recently as the Board Chairman.  Vic was instrumental in transforming Hallador from a financially challenged oil and gas exploration company to a highly successful coal mining company.  Due to Vic’s outstanding reputation in the oil and gas industry, he was able to convince Yorktown Partners and Lubar & Co. to become shareholders along with brothers David and Steven Hardie, founding shareholders.

 "Twenty-seven years ago I had the pleasure of hiring Vic as CEO.  His impact on the company was immediate as was our friendship. He will be missed by all that have known and worked with him," said David Hardie, Founder, board member, and past Board Chairman.

Our CEO and Board Chairman, Brent Bilsland said, "I worked with Vic for 12 years.  He has been a valuable mentor and like a father to me. Hallador would not be the success it is today without Vic's vision. I will miss him greatly."

The entire Hallador family mourns this loss.  On behalf of our Board of Directors, management team and employees, we extend our deepest sympathies to Vic's family.

There will be a memorial service at 11:00 am Monday, March 19 at Columbine United Church, 6375 S. Platte Canyon Drive, Littleton, CO  80123.

In lieu of flowers, donations can be made in Vic’s name to:  https://giving.cu.edu/fund/pancreatic-cancer-research.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry.  To learn more about Hallador, visit our website at www.halladorenergy.com.

Contact:  Rebecca Palumbo

Phone:    303-839-5504 ext. 316